Exhibit 99.1

NEWS RELEASE

Amada Signs Definitive Agreement to Purchase Preferred Stock of Subsidiary of Lumentum Holdings Inc. once JDSU Separation is Complete

Milpitas, Calif., May 13, 2015 – JDSU (NASDAQ: JDSU) announced today that it has signed a definitive agreement with Amada Holdings Co., Ltd. of Japan, a manufacturer of machine tools for metal fabrication, to purchase up to $40 million of preferred stock of a subsidiary of Lumentum Holdings Inc., the publicly-traded company that will result from the planned spin-off of the CCOP business unit from JDSU. The spin-off is expected to happen in the third calendar quarter of 2015 and the final amount of Amada’s investment will be determined based on initial trading of Lumentum Holdings Inc. common stock.

“We are honored that Amada has committed to invest in our business as we progress towards becoming our own publicly-traded company,” said Alan Lowe, president of CCOP at JDSU and CEO-designate of Lumentum.

“We look forward to continued collaboration as we have for more than eight years,” said Mitsuo Okamoto, president and CEO of Amada.

About the Agreement

Upon initial trading of Lumentum Holdings Inc. common stock, Amada will purchase from JDSU Series A Preferred Stock in a wholly-owned subsidiary of Lumentum Holdings Inc. The preferred stock may be converted into shares of common stock of Lumentum Holdings Inc. commencing on the second anniversary of the closing of the stock purchase (absent a change of control or similar event in Lumentum Holdings Inc.) using a conversion price calculated based on a 125 percent of the volume weighted average price per share of Lumentum Holdings Inc.’s common stock in the five trading days following the spin-off. Cumulative dividends will accrue at the annual rate of 2.5 percent, but will be paid only when and if declared by the Board of Lumentum Holdings Inc. The investment is contingent upon the consummation of the spin-off and is also subject to other customary closing conditions. No preferred stock will be offered to other parties, including the public. The transaction is expected to close in the second week following the spin-off, which JDSU has previously announced it intends to effect in the third calendar quarter of 2015. Further terms of the proposed transaction are set forth in a stock purchase agreement that will be filed as an exhibit to Lumentum Holdings Inc.’s Registration Statement on Form 10 with the U.S. Securities and Exchange Commission.

JDSU News Release

To stay updated on the company separation, please visit the “Separation Updates” page on jdsu.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include any guidance as to the proposed spin-off of JDSU’s CCOP business into a separate publicly traded company called Lumentum Holdings Inc, the timing and terms of the proposed spin-off transaction and Amada’s anticipated purchase of the Series A Preferred Stock. These forward-looking statements involve risks and uncertainties that could cause actual events and terms to differ materially from those set forth herein. Risks related to the proposed separation include the requirement to obtain certain approvals, the ability to retain key employees, the ability to recognize anticipated cost savings, the ability of each company to function successfully as a stand-alone entity, potential business disruption caused by separation preparations, customer retention and financing risks. In addition, completion of the separation will be subject to certain conditions, such as approval by our Board of Directors, receipt of tax opinions, effectiveness of a registration statement and foreign regulatory requirements. For more information on the risks related to the proposed spin-off, please refer to the “Risk Factors” section included in Lumentum Holdings Inc.’s Registration Statement on Form 10 as amended and filed with the Securities and Exchange Commission on April 23, 2015, and as may be amended from time to time in the future. The forward-looking statements contained in this press release are made as of the date thereof and the Company assumes no obligation to update such statements.

About JDSU

JDSU (NASDAQ: JDSU) innovates and collaborates with customers to build and operate the highest-performing and highest-value networks in the world. Our diverse technology portfolio also fights counterfeiting and enables high-powered commercial lasers for a range of applications. Learn more about JDSU at www.jdsu.com and follow us on JDSU Perspectives, Twitter, Facebook and YouTube.

Contact Information

Press:	Noel Bilodeau, 408-546-4567 or noel.bilodeau@jdsu.com

Investors:	Bill Ong, 408-546-4521 or bill.ong@jdsu.com

###